As filed with the Securities and Exchange Commission on March 6, 2023

Registration Statement File No. 333-220976
Registration Statement File No. 333-252012
Registration Statement File No. 333-258813

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-220976
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-252012
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-258813

UNDER
THE SECURITIES ACT OF 1933
_________________________________________

OPIANT PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-4744124
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

233 Wilshire Blvd., Suite 400
Santa Monica, California 90401
(310) 598-5410
_________________________________________

(Address of Principle Executive Offices, Including Zip Code, and Telephone Number)

Ryan Preblick
Chief Financial Officer, Secretary and Treasurer
Opiant Pharmaceuticals, Inc.
233 Wilshire Boulevard, Suite 280
Santa Monica, California 90401
(310) 598-5410
(Name, address and telephone number, including area code, of agent for service)
_________________________________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large Accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

This Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 listed above shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, as amended, may determine.

DEREGISTRATION OF SECURITIES

Opiant Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities, registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim).

•Registration Statement No. 333-220976, filed with the SEC on October 10, 2017, relating to the registration by the Company of $150,000,000 of (i) shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), and (ii) warrants to purchase shares of Common Stock (“Warrants”);

•Registration Statement No. 333-252012, filed with the SEC on January 11, 2021, relating to the registration by the Company of 1,272,912 shares of Common Stock; and

•Registration Statement No. 333-258813, filed with the SEC on August 13, 2021, relating to the registration by the Company of $100,000,000 of (i) Common Stock, and (ii) Warrants.

On March 2, 2023, pursuant to the Agreement and Plan of Merger, dated as of November 13, 2022, with Indivior Inc., a Delaware corporation (“Parent”) and a wholly owned subsidiary of Indivior PLC (“Indivior”), and Olive Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent. These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on March 6, 2023.

Opiant Pharmaceuticals, Inc.

By:	/s/ Ryan Preblick
Ryan Preblick
Chief Financial Officer, Secretary and Treasurer
No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.